Exhibit 99.1

ClearSign Combustion Corporation [CLIR]

Q1 2019 Earnings Conference Call

Wednesday, May 8, 2019, 5:00 PM ET

Company Participants:

Matthew Selinger; Investor Relations

Rob Hoffman; Chairman of the Board

Jim Deller; Chief Executive Officer

Brian Fike; Chief Financial Officer

Analysts and Private Investors:

John Reynolds; Private Investor

Marshall Crowe, Private Investor

Several Unidentified Shareholders

Robert Kecseg; Las Colinas Capital Management

Stace Williams, Private Investor

Presentation:

Operator: Good afternoon, and welcome to the ClearSign Combustion Corporation's First-Quarter 2019 Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Thank you, Operator, and welcome, everyone, to the ClearSign Combustion Corporation First-Quarter 2019 Results Conference Call.

During this conference call, the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed; whether ClearSign will be successful in expanding the market for its products; and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2018 Annual Report on the Form 10-K. Investors or potential investors should read these risks. ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call today with me are Rob Hoffman, ClearSign's Chairman of the Board; Jim Deller, ClearSign's Chief Executive Officer, and Brian Fike, ClearSign's Chief Financial Officer.

So with that, I would now like to turn the call over to Brian Fike. Brian, please go ahead.

Brian Fike: Thank you, Matthew, and thank you to everyone for joining us today.

Before I turn the call over to Rob I would like to review our preliminary results of operations for the first quarter, which ended March 31 of 2019. The net loss for the quarter was $2.3 million compared to $2.3 million in the same period of 2018. Shares outstanding at March 31, 2019 were 26,699,761. Our cash and investment resources were about $13.7 million at the end of the first quarter of 2019.

It is important to note that we have sufficient working capital available as of today to carry us well into 2020, even assuming no revenues or changes in expenditures.

And with that, I would like to turn the call over to the Chairman of our Board, Rob Hoffman. Please go ahead, Rob.

Rob Hoffman: Thanks, Brian.

Before getting into the meat of the call, I wanted to take this opportunity to comment a little on how much progress the Company has made in the mere three months since Jim Deller arrived. When I introduced Jim on the last call, I remarked on how his career experiences in the combustion industry checked every box, from operational field engineer to sales to sales support, all the way through running one of the US's most well respected burner brands. But of course those accolades were based only the extensive interviews and references we had gone through and a whopping three days on the job.

With the NFL draft having taken place a few weeks ago I think there is an interesting analogy between searching for a CEO and selecting a first draft choice. The stakes are high, and as the Arizona Cardinals will attest, do-overs are very expensive and uncertainty remains. The question is not what they did in college. The issue is whether they can translate that to even better performance in the NFL.

In the case of Jim Deller and ClearSign, we have already seen tremendous evidence that he will succeed with his bigger role of CEO. While younger investors might not grasp the analogy, Jim is the Bart Starr as opposed to the Joe Namath of the combustion industry. As investors get to know Jim, they will discover that he will never be like Broadway Joe and "guarantee" victory. Nor will he ever be the flashiest guy at an investor conference. Conversely, like Bart Starr he will be the understated field general, getting the most out of his team while at the same time being the most important cog in driving that team to victory, and making the clutch decisions when it is most important.

I don't want to preempt Jim's commentary today, but suffice it to say that our draft pick has already demonstrated that he is game-ready. And I'm excited for him to share his vision for ClearSign's success with you today.

So with that, I will turn the call over to ClearSign's Chief Executive Officer, Jim Deller.

Jim Deller: Great. Well, thank you. I'm clearly going to have to get onto Google. I was born in 1968 in England. Who is this Bart Starr and Broadway Joe guy?

Rob Hoffman: Well, I guess that's what Google was invented for. And maybe you won't be the only one on the call that has to look those up.

Jim Deller: I guess part of my education. Anyway, good afternoon, everybody.

As Rob pointed out on the last call, I had literally just joined the Company by a couple of days. To review, I said that my immediate task upon joining the Company was to assess the status of the technology internally as well as with our current and prospective customers. I mentioned that the traditional burner business is very competitive due to high barriers to entry in terms of infrastructure requirements and the inherent very careful nature of (inaudible).

I also mentioned there are business model variations which may be different from the traditional burner supply business that should be explored and that could serve ClearSign's objective of accelerating commercialization.

In my remarks here I want to discuss where I believe our technology is today, how it fits into the market and our path to capture a share of that market. Since that last call in February we have been focusing on optimizing our technology with a goal of rapidly [moving] our technology towards full commercialization. In addition to our progress towards arranging supply partnerships, which I will talk about later, we are modifying the structure of the Company from being predominantly focused on R&D to a structure that will support our anticipated commercial operations. We have also cut expenditures where this could be done without hindering us on our path to commercializing ClearSign technology.

I and the rest of the ClearSign team are very aware of the expectations you as shareholders have for results and share your disappointment in the perceived lack of progress, especially with the knowledge of the developments being made and the potential for ClearSign in the future. We recognize that revenue and profit are the true measures of success and with that sole objective in mind we are moving quickly to bring products to market in a fully commercialized manner. This is necessary for full-scale commercial operations.

Stepping back, I would like to give you an update on our activities over the past three months. This will cover developments in our technology, business strategy and activities in China and we'll then give an update on specific opportunities we are pursuing. Hopefully at the end of this you will have a better understanding of how we expect ClearSign's business to develop going forward.

Over the previous years ClearSign has developed and demonstrated great technology over a wide range of applications and this is what brought me here today. In fact, I believe that ClearSign can truly be a game changer in the vast field of industrial combustion. But we have to walk before we can run, so in the past three months we have transitioned our operational focus to the commercialization of this technology, primarily identifying and addressing what needs to be changed or improved to make ClearSign technology more readily adoptable by our customers. This included the technical configuration of the equipment, the resources needed to offer a full commercial product line and the manner in which our technology is delivered to our customers.

Let me take this opportunity to highlight some changes we have made to the configuration of the Duplex technology and the reasons for them, and also how we are developing our channels into the market. To bring key products to market quickly we had to prioritize our efforts on the Duplex technology as applied to refinery heaters, particularly in the Plug and Play technology and the burners for fire-tube boilers, which when we look at the boiler opportunities is by far the biggest and most readily addressable boiler market for ClearSign.

This decision was not only based on the size of the addressable markets, but it was on the value that the technology can provide to these customers, how consistent the product designs will be, enabling standardization and the efficient scaling of our business and, most importantly, how quickly we can get the commercialized product to market. Very significantly, these products not only [add value] through their NOx minimization, but also the increase in the efficiency they deliver and results in fuel savings, CO2 emission savings and potentially increased productivity of whatever equipment they are installed into.

In the case of the Plug and Play technology we believe that it will also enable the debottlenecking of production heaters in which the throughput is limited by the [conflict] between the internal heater body and the space requirements of the oversized flames from mainstream ultra-low NOx burners.

In summary, products based on these technologies provide strong value opportunities not only through emissions control but also potentially in the long term also through increased operational efficiency.

As part of the program optimization we have made a fundamental change to the manner in which the Duplex technology transitions from ignition to normal operation. The original version of this technology operated in three stages -- ignition of a pilot, the start-up of a small flame to heat the downstream Duplex tile and, finally, the transition of the combustion to the Duplex technology for normal ongoing operation.

The new version of this technology eliminates the intermediary step and provides a Duplex solution that from an operations and control perspective is the same as a conventional burner for both the Plug and Play technology and the fire-tube boiler configuration. The new version simplifies both the technology, its operation and also, importantly, it eliminates the need for our customers to make modifications to their control systems and operating procedures in order to incorporate our Duplex technology into their equipment. The new Plug and Play is truly plug and play regarding not only heating modification but also for fuel gas piping, heater controls and the requirements of the operation's staff. Not inconsequentially, these modifications reduce and simplify the hardware incorporated into the technology, allowing for reduced manufacturing costs and increased profit.

The second change to be addressed regards the channel to market. This will likely vary in details due to the nature of different burner (inaudible) that the ClearSign technology is applied to. And as discussions with potential supply partners are ongoing, it is not appropriate to get into details on this call. But we can at least give an outline and rationale of our approach at a high level.

During our recent customer visits we received many comments expressing openness and support for our technology. But they also expressed a great preference for securing burner technology from a company of substantial custom support resources, fabrication and demonstration capabilities. When asked what they wanted to see to enable them to consider ClearSign as a solution in the future, (inaudible) ClearSign are ready to undertake multiple large-volume burner supply order. Our customers see how limited supply resources are a risk. When one considers that a missed supply can have the consequence of delaying the restart of a refinery or at least delayed or disrupted operation, it is clear that establishing a channel to market that customers will trust is essential for ClearSign to achieve the mainstream growth we expect.

Along these same lines, it is normal in the burner supply industry for every single order to be specially configured to optimize the performance of a burner in accordance with the particular operating requirements of the customer and the process of the [heater] in which it is to be installed. As part of the verification process nearly all refinery and petrochemical burner orders require that first (inaudible) burner be demonstrated in a test furnace set up to simulate the conditions of the destination heater prior to the manufacture. Clearly, for ClearSign to develop such a capability would be very capital intensive and counter to our asset-light and expenditure-prudent business model. This confirmation from our customers and our objective to scale up to full-scale commercial operation quickly, there is clearly merit in supplying our technology in collaboration with other companies who already have the resources and infrastructure needed for mainstream sales and production.

We appreciate that this is not a new proposition for ClearSign. Licensing arrangements have been sought in the past with no success to date. We believe our restructured approach today is fundamentally different and will be successful. Our objectives are speed to market and the rapid development of a comprehensive range of products, while in the past I believe the motivation was predominantly about cash up front. I have personal experience from being on the other side of this table. From my perspective, it was hard to justify a large upfront fee without having an established product range and dependable sales funnel and ultimately confidence that there would be a good return on my former company's investments.

The approach we are taking today is driven by the need for the rapid development of the ClearSign business, as well as for long-term growth. Our modified approach trades the desire for an upfront licensing fee, which may never be possible, or at best could take several years as the technology slowly gets better known and trusted, [for the] means to bring our products to market quickly. This tactic requires our supply partners invest (inaudible) up-front cash and collaboratively developing a commercial product range with ClearSign technology as its core and collaborating on joint marketing and promotional activities to achieve the most rapid and comprehensive mainstream development possible on an agreed timeline. In blunt terms, we're choosing to kick-start this business rather than hold out with a limited channel to market [for] possible cash contribution sometime in the future. Financially for ClearSign we believe the earlier and increased sales achieved through such an approach will compare positively to a model requiring ClearSign develop the technology alone at a point in time the potential licensor will pay a [work-off] fee for licensing rights. It provides a path to mainstream commercialization which we can act upon today, given the rapid optimization of our core technologies over the recent months.

Furthermore, and very importantly, we believe this provides the best value to our prospective licensing partners, who get to invest expertise and resources they already have rather than cash to develop and sell new groundbreaking and market-leading products that will deliver clear value compared to their competition, a very appealing opportunity for many compared to extremely cutthroat [practice of] the competitive business of today's commercial industrial burner business. We believe that this path forward is one that we can implement and benefit from in the coming months rather than years.

Without disclosing the details, I can confirm we do have expressed interest in developing these new style agreements for industry-leading equipment manufacturers. To that end we have [four nondisclosure] agreements in place to further collaborative discussions and visit dates set for due diligence visits to Seattle to witness the capabilities of our newly optimized technology.

As part of our ongoing strategy to commercialize our key technologies, we are also preparing our organizational structure for full-scale commercial operation. To develop [these forward] operations with our future supply partners and to promote our technology in the marketplace, we are delighted to announce the very noteworthy addition to the ClearSign team, a renowned industry veteran and professional engineer, Jeff Lewallen, has joined us to lead our refinery ethylene business. Jeff has worked in the combustion industry since 1992, originally with John Zink and since 2009 at Callidus. Jeff is an industry expert in process burner design and technical sales and most recently led the burner technical sales operation for Callidus. He also has a background in engineering, field service, burner design and burner testing. Jeff is based in our Tulsa office, although he's spending significant time in Seattle in the short term.

Jeff's job, quite simply, is to take Plug and Play, and what we believe is a groundbreaking technology, to commercial success. He will direct the technical development of Plug and Play technology, handle the day-to-day finalization and ongoing management of our expected partnership agreements and, going forward, grow our refining and ethylene business. Jeff's ability is well known throughout the industry and to have someone with a background like Jeff join us is a great compliment for ClearSign. This is a key role for ClearSign and we are excited to have Jeff with us.

Before moving on to talk about our activities in China, I want to give a quick update on a couple of key strategic opportunities that we are working on. The first is our joint funded project for World Oil and the South Coast Air Quality Management District in Southern California. For anyone not familiar with this project, this [is an] installation of five Plug and Play burners cofunded by the South Coast Air Quality Management District to proactively validate for the industry that ClearSign offers a feasible and cost-effective means for new NOx regulations being met. At this time we do have a [purchase] order from World Oil and expect a concluding purchase order from the South Coast Air Quality Management District imminently. Just in this past week we had our team visit the job to confirm installation details and other necessary information, and we have a formal project kickoff meeting scheduled for later this month. We look forward to the supply and successful demonstration of this equipment.

We also have continued to work with ExxonMobil and are currently finalizing contractual terms to accompany their purchase order for the engineering portion, the first phase of supply of this demonstration installation in Texas. Although the revenue associated with the engineering order is modest, it represents a very significant milestone for ClearSign. We anticipate issuing a formal announcement when the order for the engineering phase is finalized.

We're also pursuing other promising opportunities for our Plug and Play technology [players] and large Duplex installations, and we're very encouraged at the motivations of our customers to pursue our technology are not only for exceptionally low NOx emissions they provide, but also in other cases, the ability of our technology to increase efficiency and productivity, and operate in [tight firing] chambers where traditional low NOx burners cannot function properly. As stated earlier, this provides markets for ClearSign outside and beyond those driven solely by very progressive emissions legislation.

The next topic I would like to address is China. China has some of the most technologically challenging industrial combustion emissions requirements in the world, with the advantage to it being a very large market and one in which the government acts forcefully, creating a substantial opportunity for a business offering low emissions performance of ClearSign's technology. District heating is a very large industrial sector in China. To give a quantitative feel for this, there is an estimated 150,000 to 200,000 boilers in regions where NOx emissions are under timing environment regulations.

Within these districts there are two types of boilers -- water tube, in which an array of tubes are filled with the water that is being heated. These tubes form a (inaudible) into which the burner or burners fire. And the other is fire-tube boilers, which tend to be smaller and more standard in shape. In these the burners fire into a large tube that is surrounded by a vessel filled with water that has been heated. To date, our efforts have focused on the water tube boilers in the Chinese district heating plants.

When ClearSign first entered the Chinese market they did not have the optimized fire-tube boiler burner we have today. A decision was made to utilize the technology successfully applied to the Once-Through Steam Generators, or OTSGs, installed in California. These were considered to be sufficiently similar for the same technology to be used for this broad application. With the similar horizontal firing configuration and a similar [firing] rate, it was anticipated the transition [to] a boiler application from an OTSG would be a relatively routine extrapolation from the designs already [proven] by ClearSign.

As anyone who has been following this application can attest, we have met challenges along the way that were not anticipated at the time we embarked on this project. These largely result from the increased combustion intensity within the interior body of the boiler. In addition, the time to make [technical] iterations is greatly increased when the installation is half way around the world. Though we have not reached our ultimate goal, we have made good progress and have achieved firing rates of two thirds of the target range and in doing so have also generated a much better understanding of what needs to be done to complete the project.

Our progress is now on hiatus due to the end of the Chinese heating season. However, with the district's encouragement we are continuing to develop this installation through the summer using computer modeling and other engineering tools and look forward to demonstrating full rates early this coming heating season.

When we look into the makeup of the Chinese heating districts, for every water-tube boiler there are approximately four of the fire-tube boilers. Given that we now have an optimized fire-tube boiler technology, this provides a very large and attractive target market for ClearSign in China.

Less anyone believes our ongoing efforts in China have been in vain, it is through our ongoing support of the current water-tube boiler installation that we maintain a solid relationship with the management of the heating district in Beijing and have received their encouragement for us to install a demonstration of ClearSign fire-tube boiler burners so that they can assess and confirm the performance of our technology before or during this coming season. We anticipate the successful demonstration will open the door for significant ongoing sales. I'll be making a trip to China to visit our clients and operating partners later this month. During this visit we'll be able to further review and assess the current situation and explore opportunities to potentially engage for local productization and supply partners who could help provide a rapid scale-up of our business in China and also (inaudible) channels into the wider Chinese heating industry, along with other sectors of the Chinese boiler burner market,

With that, I'd like to bring Rob back on the call for some additional comments. Rob?

Rob Hoffman: Thanks, Jim.

Before wrapping up prepared comments and moving into the Q&A, I'm going to take my Chairman hat off for a bit and put on my investor hat. One of the tenets of my investing philosophy has been to lean on others who are experts in their respective fields and essentially piggyback on their assessments. (Inaudible) this concept of investing by proxy.

In the case of ClearSign, there are a number of proxy indicators that one can look towards. Perhaps the most recent one is the decision by Jim to join ClearSign, and even more recently for Jeff Lewallen to join us as well. Here we have two people who are basically trading the stability and comfort of working for Honeywell for the upside of working for ClearSign. They know the combustion business. They know the dearth of true innovation within the industry. So they recognize that game-changing technology does not come along every day. Given their knowledge of the industry, they are confident enough in our future success to essentially bet their careers on it.

The next example is the South Coast Air Quality Management District that Jim referenced. The District has an engineering staff whose full-time focus is emissions control. Not only is the District putting its reputation behind ClearSign technology, but they are actually investing in an installation. In other words, they are literally putting their money where their mouth is in the anticipation that a successful demonstration project will enable them to use a much larger stick to encourage ClearSign adoption within their operating geography.

Third, we have the Chinese heating district. Have we accomplished our goal there? Not yet. But the fact that, not only are we being asked to continue our work on the water-tube boiler but also expand our expertise into the larger fire-tube vertical, we believe is a strong vote of confidence that our technology can help satisfy a pressing issue within many of China's largest cities.

The final example we have is ExxonMobil. Ask anyone in the energy industry which company is the preeminent engineering leader and the consensus is always ExxonMobil. What we have to remember, however, is that XOM is not doing anything hastily. Their reputation as well as their operational excellence depends on deep dive analysis. My grandfather, who was a carpenter, always ascribed to the mantra, "Measure twice; cut once." In the case of ExxonMobil I think they must have a mantra of "Measure 100 times; cut once." So while all investors, including the SPV, are frustrated by the lack of revenue progress the company has achieved to date, including with XOM, we cannot overestimate the importance of our achievement of the recent engineering contract we are close to finalizing. Said differently, ExxonMobil has been measuring 100 times over the course of the last number of month and we believe now are getting close to being ready to cut.

I'm also a firm believer in understanding incentives when analyzing businesses. And incentives usually come down to basic human nature in that most business decisions are driven by individual career risk and reward. Notice that I said risk as well as reward, since for the most part combustion industry professionals are much more focused on the risk part of the equation. What is so gratifying about Jim's efforts to date is that he immediately honed in on this very important point in analyzing our technology, pursuing of supply agreements, as well as organizing ClearSign management.

Taking them one at a time, our technology is different. While in our minds since different is dramatically better, our customers should agree, no? But what Jim knows from his years of experience is that in order to convince customers of the positive attributes, you also have to focus on eliminating differences wherever possible. By changing from a pre-heat burner setup to a more traditional pilot system, he has eliminated a major operational question mark on the part of customers. After all, the more customers have to change their operational methods, the more risk they will perceive and the less likely they will be when there is change. So by removing perceived operational risks, we expect we can accelerate adoption.

License agreements versus supply agreements. Upfront investment versus collaborative development funded out of normal operating capital budget. The values to the former are substantial, including the issue of who -- in other words, what level of executive signs off -- and who in the organization, i.e., lower-level executive, will have the career confidence to push it through to the top.

The most impressive part of Jim's partnership strategy shift is that, given the lower risks on the part of our partners, we should be able to not only reach an agreement faster, but also move customers faster from beta orders through to adoption orders. Successful supply agreements also dramatically drop another perceived risk that Jim identified. Customers want the comfort of a manufacturing and service organization that ClearSign has no interest in duplicating. But by collaboratively developing our technology with partners who already have such capability and providing those partners with incentives that they can easily model, we create a win-win-win situation for the customer, the partner and, of course, ClearSign.

Lastly, with the addition of Jeff Lewallen to the team Jim is also recognizing that our future supply partners will need a point person whose singular goal is to commercialize our technology through the eyes of what the customer wants and needs, as well as what ClearSign provides and what the supply partner provides. While I have not yet had the pleasure of meeting Jeff yet, all indications are that he is the perfect man for the job.

When I introduced Jim to you on our February call, I asked for patience. I firmly believe that Jim has accomplished more in the past three months than any of us could have reasonably expected. And for those of you interested enough to listen to this call and continue to be shareholders, I firmly believe that your patience will be rewarded.

With that, Operator, let's open up the lines for questions.

Questions & Answers:

Operator: (Operator Instructions) Our first question comes from [John Reynolds,] retail.

John Reynolds: Thanks for the update, guys. What is the roadmap of the Company, or how are you going to sell the investment community where you're going? We've been patient. Small microcap companies like this need communication and effective communication with the investment community. (Inaudible) I'm getting a lot of feedback here. But they're very (inaudible). We haven't heard anything since the last quarterly call. And I really appreciate this update you just gave. And what does this do to compress the sales cycle and ultimately drive revenues for the Company?

Jim Deller: Okay. There were several parts to that. Certainly I appreciate your comment about communications. We've mentioned several things today which are going to be key milestones for ClearSign as we conclude them. We will be keeping up with press releases. And it is absolutely my intention to keep our investor community informed.

I think the bigger question we can -- to elaborate on the course -- we are absolutely trying to compress the schedule to commercialization. The developments we've made here have been quite substantial in the technology. We are actively in conversations with our supply partners. These supply partners have a large range of test facilities, a very large and very experienced and capable staff. And we've (inaudible) or we anticipate being very rapidly able to work with our team, the Duplex technology, to create a entire product range and to market that, as they also have a wide network of sales channels and relationships with the customers and heater manufacturers and, in the case of the boilers, the boiler engineering companies, who can connect the new technology to the ultra-low NOx needs of the marketplace.

So I really believe that we are on the fastest track to getting this product commercialized and to getting mainstream sales. As we said, the difference is we're not going to do this as a small team. We're going to do this by partnering with a large team, bring in the critical parts that we have and also recognizing and leveraging that the supply partners that we're looking to work with have some extensive and very necessary resources of their own and that we will do this together, and not alone as just ClearSign.

John Reynolds: So are you saying that you're going to do this through a value-added reseller channel? Is that (inaudible) strategy?

Jim Deller: No. We will be doing this in collaboration with a partner. And that collaboration will include the development of a product range within their facilities. But I really need to be clear here. We -- every agreement like this is the result of a negotiation and obviously -- whereas the outcome is also partly due to the input of the other party that we're working with. So I can't say with certainty exactly what all the details of this agreement will be. My intention is that we will truly find a win-win scenario. Because we need the supply partners to benefit greatly from this relationship as we do for ClearSign and as we do for the end users. And we have to find that win-win-win. And when we do that our supply partners will be motivated to develop a product range and to promote the sales and to seek opportunities to sell ClearSign technology. And that is absolutely our desire. So I really believe -- but to achieve that and our motivation and mentality going into these negotiations is that we need to find that right balance and make sure this truly is a very good deal for all parties involved.

John Reynolds: Okay. So the second half of 2019, are you confident that you're going to have some of those win-win-wins in place and therefore some revenues to report to the shareholders?

Jim Deller: I don't have a perfect crystal ball. What I can tell you is that we have already discussed this type arrangement with several key and global potential supply partners. They have expressed great interest. We've had ongoing communications to the point that we have signed NDAs in place to continue those discussions. And we actually have dates confirmed for multiple partners to come to Seattle to do their own due diligence and to see the newly optimized technology really as their own vetting before getting down to the nitty gritty and the final working out of details for the supply partnerships. So we are well along the way to developing these relationships. And I can't give guarantees of what clients and customers will need (inaudible) --

John Reynolds: Understood. You know, just from being a long-term loyal shareholder, I just -- I think that we have earned the right to be communicated with in a more effective manner. This has been very, very discouraging as a shareholder for the type of communication. And, Rob, I'll put it on you as well. You've been involved with the Company long enough. This has been unacceptable. And I'm just going to leave it at that. So thank you.

Rob Hoffman: Thank you.

Operator: The next question comes from [Marshall Crowe], retail.

Marshall Crowe: Thanks for taking my call. I'm a long-term investor as well, although a small investor. But nevertheless, I'm quite encouraged. And maybe I have a small or short track record, so I don't know what to anticipate in terms of communication, but these conference calls have been -- this one, particularly has been very encouraging.

But one question that's kind of haunted me that I've almost not wanted to ask because I was afraid of the answer was: Is there ever a time when you're starting -- in the mechanics of the system and you're starting up, starting from a cold boiler and warming it up and then transitioning into your Duplex tiles, is there ever a moment when you've got periods of instability, essentially where something could go wrong where the thing explodes? I guess that's what I'm saying, wondering about.

Jim Deller: Okay. First of all, even going back to the original technology, we're a very conservative company and we recognize the severity and the importance of control and maintaining stable combustion. But at the key and I think really to put your mind at ease, the changes that we have made over the last three months and that I described in the comments, where we simplified the operation of the technology from a three-step to a two-step process, we have eliminated any transmission of what was the Duplex flame, or the combustion, from the initial primary preheat burner when it has to transition up to the Duplex head. That step has gone away.

What we have now is an ignition/pilot system that provides a flame that is in exactly the same vicinity as the permanent flame. So you would now light this pilot burner or pilot device and then you can immediately turn on the main fuel gas. That flame will, as with a standard burner, light on the pilot and stabilize on the flame stabilizing device. The flame stabilizing device in our case happens to be this wonderful Duplex technology we have. In terms of the operation of the technology, it is not exactly the same as for a regular industrial burner.

Marshall Crowe: All right. That's great to hear. Very good. Thank you. And a real quick other question. So the tiles, they burn very hot. They last for a year or for five years or forever before they have to be replaced? Can you speak to that?

Jim Deller: Well, we don't have forever yet.

Marshall Crowe: Nor do we want to.

Jim Deller: (Laughter) Yes. We have had Duplex burners on these tiles in operation now for several years. We have had the opportunity to go back into that equipment and to see it. And we've had installations where it has been cycled, cycled up or down almost on a daily basis over a period of longer than a year. And whilst I've not climbed in those units myself, the reports that we've had back is that the tiles are looking as new.

Marshall Crowe: Is that right? Terrific. And obviously they're made in the United States and then how easy or difficult would it be to pirate the technol- -- to pirate those tiles?

Jim Deller: So first of all, as to your second part of the question the -- I really don't want to get into the source of the material. We do have other special technology embedded into the burners that we're selling, or the parts that we are providing. Also, the ClearSign and Duplex technology is very heavily covered by patent. So certainly in the combustion industry the -- and we do recognize that the spare parts business is very fruitful. We are very cognizant of that. And as we arrange our agreements going forward and design our equipments, we certainly are careful to recognize the value to ClearSign of the ongoing life cycle service down the road and make sure that we maintain what's due to us.

Marshall Crowe: Very good. Thank you for taking my call. I'm very encouraged. Thank you.

Jim Deller: Thanks, Marshall.

Operator: (Operator Instructions) And I believe we may have a question from ClearSign HQ.

Matthew Selinger: Amy, thank you. This is Matthew Selinger. Does anyone here in the room -- by the way, we had our Annual General Meeting, so we do have investors live here with us. Does anyone here in the room have a question you'd like to ask? If you'd step forward if you don't mind?

Unidentified Shareholder: Yes. Jim, can you give any more color on China and the opportunity there?

Jim Deller: Certainly. Thank you. So China is a very interesting part of the world. The emissions requirements in China -- we've all seen the smog and the reports of pollution in China. And the government, I know from my prior knowledge and also reports since joining ClearSign, the government is taking that very seriously. And when the government acts in China, they don't really negotiate. They -- well, they pretty much tell the clients what they have to do.

The relationships we have with the heating districts are very strong. It is beyond just handshakes and words. We have signed agreements with them. These agencies are quasi-government agencies and operate hundreds of thousands of boilers, many of them in the highly polluting regions where the NOx emissions are being greatly reduced. We see the China market as at least as big for us as the United States market. It is extremely important. The opportunities for our newly optimized fire-tube technology there are huge. And a really nice thing with a fire-tube boiler is it's a very repeatable and consistent boiler. So as you finalize a product and get that certified, you can take those products and repeat them over and over again into all the boilers off that same standard size. So it's a very, very rapidly scalable technology once approved.

So within China, with the channels to market that we expect to achieve through our relationships with the heating districts and this very repeatable product, we see it as a very [readable] and addressable market with a very large potential return for ClearSign.

Unidentified Shareholder: Thank you.

Operator: The next question comes from Robert Kecseg at Las Colinas Capital Management.

Robert Kecseg: Thank you, Jim, for giving us sort of a new light on what may be able to happen. As far as the efficacy of the product and the things that we heard about the low NOx and the low carbon monoxide emissions -- I think it was originally in the steam generators, the OTSGs -- we actually heard some real data that was very low. Is there anything suspect there? Or is there other things that need to be changed to really accomplish those really low-NOx or low-CO emissions?

Jim Deller: I think the technology does provide those very low NOx and very low CO emissions. We've -- so admittedly, and back to the communications, we've not said a lot about the OTSGs over the last few months. We do maintain a great relationship with them. But we have really focused on what we have seen as the big potential moneymakers for ClearSign in the Plug and Play burners where we really see the US as a very strong market and the fire-tube boiler burners, where there is a market in the US, but also very big potential in China. The goal is to get those products into those markets as quickly as possible. So we're certainly working on the OTSGs and aware of that. But to focus on something you've got to apply your resources to get that done.

And really the story with the OTSGs, apart from obviously the work that we do being very dependent on our customers, they have not been priority number 1 and 2 for ClearSign over the last few months as we've really pushed the fire-tube boiler burner and the Plug and Play burner for the refiners as our first priority.

So hopefully that explains. We're not -- we are, we're working on those products. We do have plans for them. We just prioritize where we think we can get more money more quickly first.

Robert Kecseg: Okay. So I want to ask, on the Plug and Play, has the Company ever really installed one? We were under the understanding that they were -- that something was installed at [Delek] in Texas. So has there ever been a unit installed in a process heater --

Jim Deller: Yes.

Robert Kecseg: -- for a refinery?

Jim Deller: Yes.

Robert Kecseg: Okay. And then the last thing was, it seems like in the US there's a big problem with regulators and that type of thing, where the industry doesn't want to try something new unless they're kind of forced to by the regulators. Can you kind of give us your feeling about that? What's the situation?

Jim Deller: Well, we have to recognize the industry that our customers are in. They are extremely careful and obviously very prudent looking [out for our] profits. I think our goal is to work in the environment we're in. We can't change the political relationship between the regulators and our customers. Our task is to find the regions where the industry, being smart, realize what regulations are coming down the road and are future (inaudible) operations and, as we discussed, also bringing to light the increased efficiency and in the case of the Plug and Play the ability of the burners to work in more closer confines than standard burners and to recognize that there are markets outside of those driven purely by the emissions regulations and in our own work to make sure that we express that value and work with customers with those needs also for the benefit of ClearSign.

So I don't think there's room to [honestly] criticize the customers or the regulators. Our job is just to recognize the landscape we're working in and work out how to position ourselves best within that.

Bob Kecseg: All right. And do you anticipate staying in Seattle or is it going to be more economical to be in the Tulsa or some other area?

Jim Deller: I'm probably a bit more pragmatic. First of all, we are in Seattle. The Company's based here. Obviously we're invested with quite a large infrastructure built up in the buildings here in Seattle. Of course we also have to recognize that the -- at least the vast majority of the top quality global burner suppliers are based in Tulsa, Oklahoma, where we also have an office. And not coincidentally, Jeff Lewallen, who has recently joined us, is based in Tulsa and will remain in Tulsa in anticipation that we will have close relationships going forward with companies in Tulsa. And if there is a bifurcated business, that at least the commercial arm of the business will likely have a bigger presence in Tulsa, because at the end of the day you have to be close to your partners and you have to be close to your customers.

Bob Kecseg: Thank you, Jim.

Operator: We may have a question at ClearSign HQ.

Matthew Selinger: Would you mind coming forward? And would you mind stating your name?

Stace Williams: Yes, I'm [Stace Williams]. I consider myself a loyal shareholder, even in the face of the last 15 months an 80% decline in the share price. But I've heard some really encouraging comments from the conference call today. The area I want to ask you about is during the past three or four conference calls the shareholders have kind of had this Exxon discussions carrot dangled in front of them. And I understand Mr. Diller's comments that now we anticipate some modest revenue from an engineering phase order. Could you shed some light on maybe what's the horizon for an implementation order with Exxon? And I may be getting ahead of us with that question, but I think you addressed some revenue from the engineering phase order and how that would be different from an implementation order. What's the horizon of an implementation order, specifically with Exxon and the status of that? I don't know if that goes to Mr. Deller or Mr. Hoffman.

James Deller: So to look at this project, because our project with Exxon -- Exxon is a very diligent, very highly engineering-capable oil company. They have recognized the value of ClearSign technology from a very long time ago and over the years have invested in research here in our lab. They have collected data. They had a series of meetings -- I've recently been part of those. And I actually spoke with Exxon before coming here, by the way, as well. And they continue to support ClearSign. I know that we had conversations with them earlier this week. We had (inaudible) team down at the local [API] meeting.

But the order we have in house, this is a -- it is a modest order in terms of money. But for Exxon to actually place an order for the engineering of a supply, or a part of a supply agreement, is the start of a supply agreement. This is quite a normal way of buying burners in the industry. They'll place an order for engineering and get the engineering done and then basically it's you release the order for the second phase. So this is a purchase of ClearSign burners to be installed in a heater down in Texas for demonstration and proving by Exxon. So the significance of this order is absolutely huge for ClearSign.

We are expecting to start on this. We are working through the final details of a purchase order as we speak. So this is not something that's out in the future. This is something today. And in terms of communications we very much look forward to announcing the completion of receiving the order and that this is underway. But we expect to be working on this in the next month and through the rest of the year. So this is going to be starting very, very soon. This isn't something that's out sometime in the future.

Stace Whitman: Thank you.

Rob Hoffman: This is Rob Hoffman. I think it's interesting to kind of juxtapose where we see Exxon and one of the questions previous was where do we stand with the regulators. And that's what's so, I think, so interesting or fascinating. I'm not sure if I'm even getting the right word. Exxon is not reacting to environmental regulations today. I mean, the regulations in Texas, while they are moving in the direction that will benefit us, they're not on the same timeline as let's say the ones in California. But Exxon is forward thinking, and so they -- and as we've mentioned, they're very engineering-focused. But they are not -- before the SPV put money in I did some due diligence on Exxon, not with specificity of Duplex, but with the process. And what I discovered is that when they went to the Safety Committee, that was a big deal. Exxon doesn't -- they look at lots of things and they don't bring it all to the Safety Committee. So the fact that this technology went to the Safety Committee was a big deal.

And then this engineering study, again, from a revenue perspective it's not significant, but it's an indication that Exxon is very interested in making those next steps. And as Jim said, we are at the -- we're beholden to their timeline in terms of when we actually put our -- the burners that they're planned on, but we know what heater it's going in. We do the engineering work.

So the other thing to remember about Exxon is they don't do these things to solve one heater. This is not trying to solve a heater problem that some of our installations to date have been, some of our early customers have been, where they've got a heater that's giving them problems, let's try this out because nothing else will work. Exxon is looking at it differently. Let's see how these things work because if they work the way we think they can, there's a lot more behind it. That's kind of where I look at it.

Matthew Selinger: Do we have any other questions live here? Sir, would you mind coming forward by chance?

Unidentified Shareholder: I just want to say, my first question was taken.

Matthew Selinger: Okay. Would you mind identifying yourself, please?

Unidentified Shareholder: My name is (inaudible). And my question was is because this company is involved with multiple changes of leadership. And I know I [missed] (inaudible) you have to (inaudible) or [grow it]. And I'm sure everybody would like to have their costs and value of their investment grow. So my question is, where do you see this company be from now [12] months, or from now [12] months from now?

The second one is, what was your least successful investment and your idea on [exit] strategies?

Jim Deller: Okay. So --

Unidentified Shareholder: Thank you.

Jim Deller: So the first one's pretty easy to answer. I can't give definite timelines, but what we expect to see is leveraging the resources and the marketplace. We have the technology. But we do not see our future as a ClearSign manufacturing plants. We're not going to be another burner manufacturer. It is to find partners around the world in different technologies, in different verticals, however it best suits the [breakup] of the markets and the ClearSign technologies, and then with those partners, to grow with them, to develop marketing with them, to give them groundbreaking technology to enable them to sell a burner with a ClearSign core that is better than anything else on the market and that can meet the emissions requirements or the heater efficiency requirements going forward. But it truly is a collaborative model where we're looking to find partners that want to work with us and that together we can develop a very, very good business of -- we are part of that partnership. I think if ClearSign tries to do this ourselves, we will get there but it will be much slower and it will be much smaller. And the goal here is to get very big and as quickly as possible. And that triggers a collaborative model for us.

I honestly can't answer your second two questions. I mean, investments that have gone wrong, I've had some that have gone broke. That's bad. No one likes that. That's probably the worst that anything can (inaudible) --

Rob Hoffman: I'll actually -- but I'll give you one of mine, because I've been a professional investor for 25 years, and I'll juxtapose why this was a difficult one versus what I see here. I invested in a dental laser company, great technology. The clients would supposedly be more comfortable. What I realized, though, is that the -- to convince the marketplace you basically had to convince every single dentist one by one. So the selling process was -- there was very little operating leverage. Gross margin on the product was very good but in terms of ramping the market, it was very challenging.

So you contrast that. What the ClearSign business model is -- I say this kind of tongue in cheek -- is we have to sell to Exxon once. We don't have to sell to every Exxon service station around the world. Obviously we're not doing anything to Exxon service stations, but that's my point, is we have a hockey-stick operating future. When things -- when adoption occurs, more adoption will occur and you don't need to actually sell to every single -- you don't have to educate every dentist on the advantage of laser dentistry. They will already know. And that's the other highlight of what an Exxon brings to us, is everybody knows how diligent Exxon is, so if and when they start to adopt, which we anticipate, that will hopefully open more floodgates.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jim Deller for closing remarks.

Jim Deller: Thank you, Operator. Well, thank you all. Are there any more questions, or -- okay. So if there are no further questions, I would like to thank our investors for participating on this call and for their continued support of ClearSign. Thank you.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.